UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

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                                                                SEC FILE NUMBER
                                                                     1-32373
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                                                                  CUSIP NUMBER
                                                                    517834107
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(Check One):   [X] Form 10-K    [_] Form 20-F    [_] Form 11-K    [_] Form 10-Q
               [_] Form N-SAR   [_] Form N-CSR

         For Period Ended:      December 31, 2004
                          ------------------------------------------------------

                  [_]      Transition Report on Form 10-K

                  [_]      Transition Report on Form 20-F

                  [_]      Transition Report on Form 11-K

                  [_]      Transition Report on Form 10-Q

                  [_]      Transition Report on Form N-SAR

         For the Transition Period Ended: ______________________________________


NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:__________________________________

PART I - REGISTRANT INFORMATION

Las Vegas Sands Corp.
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Full Name of Registrant


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Former Name if Applicable

3355 Las Vegas Boulevard South
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Address of Principal Executive Office (Street and Number)

Las Vegas, Nevada  89109
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X]      (a)      The reasons described in reasonable detail in
                           Part III of this form could not be eliminated without unreasonable effort or expense;

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         [X]      (b)      The subject annual report, semi-annual report,
                           transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         [_]      (c)      The accountant's statement or other exhibit
                           required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

On March 31, 2005, the registrant experienced technical difficulties in transmitting its annual report on Form 10-K for the fiscal year ended December 31, 2004 (the "Annual Report") via the SEC's EDGAR filing system using the same EDGAR Ease Software that it had used successfully in the past to transmit its SEC filings. Despite the registrant's best efforts and good faith attempt to file the document beginning at 5:00 pm Eastern Time and several calls to the SEC EDGAR Support office to attempt to resolve the problem and timely file the Annual Report, the registrant was only able to successfully file the Annual Report after 5:30 pm Eastern Time due to technical difficulties with the EDGAR filing process and the document received a filing date of April 1, 2005.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

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         Brad Serwin                    702                     733-5631
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           (Name)                   (Area Code)            (Telephone Number)
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(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                  [X]  Yes     [_]  No

         The Company did not file its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 for the same reasons as those identified in Part III above.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  [_]  Yes     [X]  No

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         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                              Las Vegas Sands Corp.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date        April 1, 2005                   By /s/ Brad Serwin
       ----------------------                  ----------------------
                                            Name:    Brad Serwin
                                            Title:   General Counsel


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).